Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
August 5, 2009		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES SECOND QUARTER 2009 RESULTS;

UPDATES 2009 EARNINGS GUIDANCE

•	Net income of Financial Services Businesses attributable to Prudential Financial, Inc. of $538 million, or $1.25 per Common share

•	After-tax adjusted operating income of $817 million, or $1.88 per Common share

•	Significant items included in these results:

•	Pretax benefit of $416 million in Individual Annuities to release reserves for guaranteed minimum death and income benefits and to reduce amortization of deferred policy acquisition and other costs

•	Pretax net charges of $121 million in Individual Annuities and Retirement to reflect changes in embedded derivative liabilities to recognize the company’s market-based non-performance risk

•

Net income reflects pretax realized investment losses from decreases in market value of derivatives used in investment duration management and hedging programs of $519 million, impairments and sales of credit-impaired fixed income investments of $353 million, and $64 million of impairments on equity securities

•	Operational highlights for the second quarter:

•	Individual Annuity gross sales reach record high $3.4 billion, up from $2.8 billion a year ago; net sales $2.0 billion, up from $518 million a year ago

•	Full Service Retirement gross deposits and sales of $3.9 billion and net additions of $87 million, compared to gross deposits and sales of $4.5 billion and net additions of $164 million a year ago

•	Individual life annualized new business premiums, $98 million, up from $84 million a year ago

•	Group insurance annualized new business premiums of $61 million, up from $47 million a year ago

•	International insurance constant dollar basis annualized new business premiums of $323 million, compared to $335 million a year ago

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•	Assets under management, $580 billion at June 30, 2009, compared to $558 billion at December 31, 2008

•	Parent company cash and short-term investments of $4.7 billion at June 30 after repayment during the quarter of $1.8 billion principal amount of Prudential Financial convertible debt securities

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income of its Financial Services Businesses attributable to Prudential Financial, Inc. of $538 million ($1.25 per Common share) for the second quarter of 2009, compared to $566 million ($1.32 per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $817 million ($1.88 per Common share) for the second quarter of 2009, compared to $845 million ($1.96 per Common share) for the second quarter of 2008. Adjusted operating income is a non-GAAP measure as discussed below.

For the first half of 2009, net income for the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $533 million ($1.28 per Common share) compared to $634 million ($1.49 per Common share) for the first half of 2008. First half 2009 after-tax adjusted operating income for the Financial Services Businesses amounted to $1.253 billion ($2.94 per Common share), compared to $1.536 billion ($3.52 per Common share) for the first half of 2008.

“Our current quarter results reflect improvements in financial markets, together with our strengthening competitive position. Sales and net flows were solid across the board in the second quarter and first half. Variable annuity sales and flows, and individual life sales, were especially strong this quarter. We are confident that we are gaining ground as clients look to Prudential as a partner with the strength to stand behind promises of financial security over a lifetime and the innovative solutions to grow and protect wealth through market cycles. While the broad economy still holds challenges and continues to negatively affect values in our investment portfolio, we’ve bolstered our capital position through recent public issues of equity and long-term debt, adding to our strength to withstand severe stress environments while enhancing our position to take advantage of opportunities for business growth,” said Chairman and Chief Executive Officer John Strangfeld.

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“Considering current financial market conditions, including equity market levels, interest rates and credit spreads, we believe that Prudential Financial will achieve Common Stock earnings per share for 2009 in the range of $5.00 to $5.20 based on after-tax adjusted operating income of the Financial Services Businesses. This expectation assumes appreciation of 2% per quarter in the S&P 500 index, commencing with its close as of December 31, 2008,” Strangfeld said. The 2009 expectation is subject to change if this assumption is not realized and as discussed under “Forward-Looking Statements and Non-GAAP Measures” below.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance and Investments divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $564 million for the second quarter of 2009, compared to $485 million in the year-ago quarter.

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The Individual Annuities segment reported adjusted operating income of $432 million in the current quarter, compared to $154 million in the year-ago quarter. Current quarter results benefited $274 million from net reductions in reserves for guaranteed minimum death and income benefits and $142 million from a net reduction in amortization of deferred policy acquisition and other costs reflecting an updated estimate of profitability for this business. These benefits to results were largely driven by increases in customer account values during the current quarter. Results for the year-ago quarter included a net benefit of $6 million from adjustment of these items to recognize experience in that period. Mark-to-market of embedded derivatives and related hedge positions associated with living benefits, after amortization of deferred policy acquisition and other costs, resulted in a net charge of $55 million to current quarter adjusted operating income, which reflects a net charge of $112 million from the required adjustment of embedded derivative liabilities for living benefits to recognize market-based non-performance risk associated with our own credit standing. Results for the year-ago quarter included net charges of $2 million from mark-to-market of these embedded derivatives and related hedge positions. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment declined $79 million from the year-ago quarter, primarily reflecting lower fees driven by market value declines in customer account values.

The Retirement segment reported adjusted operating income of $99 million for the current quarter, compared to $141 million in the year-ago quarter. Current quarter results reflect lower fees associated with market value declines in customer account values, as well as less favorable case experience on traditional retirement business. In addition, current quarter results included a net charge of $9 million from the required adjustment of liabilities for contract guarantees to recognize market-based non-performance risk.

The Asset Management segment reported adjusted operating income of $33 million for the current quarter, compared to $190 million in the year-ago quarter. The decrease came primarily from unfavorable results from proprietary investing and commercial mortgage activities, and from lower performance-based fees primarily related to institutional real estate funds.

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The U.S. Individual Life and Group Insurance division reported adjusted operating income of $243 million for the second quarter of 2009, compared to $183 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $138 million for the current quarter, compared to $103 million in the year-ago quarter. Results benefited from lower net amortization of deferred policy acquisition costs and other items driven by favorable current quarter separate account performance. In addition, current quarter results reflected more favorable mortality experience than that of the year-ago quarter. Lower fees associated with customer account values, reflecting market value declines from the level of a year earlier, partially offset these items.

The Group Insurance segment reported adjusted operating income of $105 million in the current quarter, compared to $80 million in the year-ago quarter. Current quarter results benefited from more favorable group life and disability claims experience than in the year-ago quarter.

The International Insurance and Investments division reported adjusted operating income of $481 million for the second quarter of 2009, compared to $479 million in the year-ago quarter.

The International Insurance segment reported adjusted operating income of $465 million for the current quarter, an increase of $12 million from the year-ago quarter. The segment’s Life Planner insurance operations reported adjusted operating income of $315 million for the current quarter, compared to $286 million in the year-ago quarter. Current quarter results reflected a net benefit of $21 million from refinements due to implementation of a new policy valuation system and expenses related to technology improvements. Excluding these items, adjusted operating income of the Life Planner insurance operations increased $8 million from the year-ago quarter, reflecting continued business growth partially offset by a less favorable level of benefits and expenses. The segment’s Gibraltar Life operations reported adjusted operating income of $150

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million for the current quarter, compared to $167 million in the year-ago quarter. Current quarter results reflected net charges of $7 million from refinements due to implementation of a new policy valuation system. In addition, current quarter results reflect a less favorable level of benefits and expenses and a lower contribution from investment results than the year-ago quarter. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, did not have a significant effect on the comparison of results for the segment’s international insurance businesses.

The International Investments segment reported adjusted operating income of $16 million for the current quarter, compared to $26 million in the year-ago quarter. The decrease resulted primarily from less favorable results from the segment’s Korean asset management operations.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $162 million in the second quarter of 2009, compared to a loss of $20 million in the year-ago quarter. The increased loss came primarily from increased interest expense, net of investment income, reflecting a greater level of capital debt including $1.5 billion of junior subordinated long-term debt securities issued in 2008, and lower earnings from the investment of debt issuance proceeds. The Company’s real estate and relocation business reported adjusted operating income of $3 million for the current quarter, compared to a loss of $3 million in the year-ago quarter.

Assets under management amounted to $580 billion at June 30, 2009, compared to $638 billion a year earlier and $558 billion at December 31, 2008.

Net income of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $538 million for the second quarter of 2009, compared to $566 million in the year-ago quarter.

Current quarter net income includes $877 million of pre-tax net realized investment losses and related charges and adjustments. Net realized investment losses in the current quarter include

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$519 million net decreases in market value of derivatives used in the company’s investment duration management and hedging programs which were primarily driven by changes in interest rates, and $444 million of losses from impairments and sales of credit-impaired investments. The losses from impairments and sales of credit-impaired securities reflect $353 million on fixed maturity investments, including $209 million relating to asset-backed securities collateralized by sub-prime mortgages, $64 million of impairments on equity securities, and $27 million of impairments on other investments. The foregoing realized investment losses were partially offset by increases in market value of certain externally managed investments in the European market.

At June 30, 2009, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $7.806 billion, including $5.480 billion on investment-grade securities. Gross unrealized losses include $2.088 billion related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at June 30, 2009 include $4.140 billion of declines in value of 20% or more of amortized cost, of which $3.842 billion represents such declines in value for three months or more. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $11.251 billion at year-end 2008. Net unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $4.352 billion at June 30, 2009, compared to $6.567 billion at December 31, 2008.

Net income for the current quarter also reflects pre-tax increases of $686 million in recorded asset values and $347 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also includes $24 million of pre-tax losses from divested businesses, primarily reflecting a $15 million pre-tax loss from the Company’s retail securities brokerage joint venture with Wachovia and related costs. On January 1, 2008, Wachovia combined the acquired retail securities brokerage business of A.G. Edwards, Inc. with the joint venture. The Company’s estimated share of the results of the joint

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venture and transition costs, subsequent to this combination, is based on a diluted ownership level which is currently being finalized. As previously announced, the Company exercised its right under the “lookback” option to put its joint venture interests to Wells Fargo, which acquired Wachovia on December 31, 2008. Under the terms of the joint venture agreements, closing of the put transaction would occur on or about January 1, 2010. The current quarter loss reflects absorption, through our estimated share of joint venture results, of $10 million of transition costs related to Wachovia’s acquisition of A. G. Edwards.

In addition, net income for the current quarter includes income from discontinued operations of $21 million (net of related taxes).

Net income of the Financial Services Businesses for the year-ago quarter included $486 million of pre-tax net realized investment losses and related charges and adjustments, decreases of $123 million in recorded assets and $94 million in recorded liabilities for which changes in value are expected to ultimately accrue to contractholders, and income of $10 million from divested businesses, in each case before income taxes.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported a loss from continuing operations before income taxes of $586 million for the second quarter of 2009, compared to income from continuing operations

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before income taxes of $38 million for the year-ago quarter. Current quarter results include pre-tax net realized investment losses of $857 million, while results for the year-ago quarter include net realized investment losses of $348 million. Net realized investment losses in the current quarter include $440 million net decreases in market value of derivatives used in hedging and investment duration management programs which were primarily driven by changes in interest rates, and $387 million of losses from impairments and sales of credit-impaired securities.

The Closed Block Business reported a net loss attributable to Prudential Financial, Inc. for the second quarter of 2009 of $375 million, compared to net income attributable to Prudential Financial, Inc. of $15 million for the year-ago quarter.

For the first half of 2009, the Closed Block Business reported a loss from continuing operations before income taxes of $556 million, compared to income from continuing operations before income taxes of $12 million for the first half of 2008. The Closed Block Business reported a net loss attributable to Prudential Financial, Inc. of $356 million for the first half of 2009 and net income attributable to Prudential Financial, Inc. of $7 million for the first half of 2008.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $163 million for the second quarter of 2009 compared to $581 million for the year-ago quarter, and reported net income attributable to Prudential Financial, Inc. of $177 million for the first half of 2009 and $641 million for the first half of 2008.

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Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release including (but not limited to) those in the third paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets, particularly in light of ongoing severe economic conditions and the severe stress experienced by the global financial markets since the second half of 2007; (2) the availability and cost of external financing for our operations, which has been affected by the stress experienced by the global financial markets; (3) interest rate fluctuations; (4) reestimates of our reserves for future policy benefits and claims; (5) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (6) changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill; (7) changes in our claims-paying or credit ratings; (8) investment losses, defaults and counterparty non-performance; (9) competition in our product lines and for personnel; (10) changes in tax law; (11) economic, political, currency and other risks relating to our international operations; (12) fluctuations in foreign currency exchange rates and foreign securities markets; (13) regulatory or legislative changes, including government actions in response to

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the stress experienced by the global financial markets; (14) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (15) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (16) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (17) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions; (18) changes in statutory or U.S. GAAP accounting principles, practices or policies; (19) changes in assumptions for retirement expense; (20) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (21) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. As noted above, the period since the second half of 2007 has been characterized by extreme adverse market and economic conditions. The foregoing risks are even more pronounced in these unprecedented market and economic conditions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

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Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income excludes gains and losses from changes in value of certain assets and liabilities related to foreign currency exchange movements that have been economically hedged, as well as gains and losses on certain investments that are classified as other trading account assets and debt that is carried at fair value.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

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Our expectation of Common Stock earnings per share is based on after-tax adjusted operating income. Because we do not predict future realized investment gains / losses or recorded changes in asset and liability values that are expected to ultimately accrue to contractholders, we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

The information referred to above, as well as the risks of our businesses described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and our Annual Report on Form 10-K for the year ended December 31, 2008, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, August 6, 2009 at 11 a.m. ET, to discuss with the investment community the Company’s second quarter results. The conference call will be broadcast live over the Company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through August 21. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on August 6, through August 13, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 986904.

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Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $580 billion of assets under management as of June 30, 2009, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping approximately 50 million individual and institutional customers grow and protect their wealth. The Company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$3,320	$2,961	$6,581	$6,063
Policy charges and fee income	766	809	1,500	1,633
Net investment income	2,053	2,145	4,117	4,255
Asset management fees, commissions and other income	199	939	2,144	1,821

Total revenues	6,338	6,854	14,342	13,772

Benefits and expenses:
Insurance and annuity benefits	2,928	2,944	6,392	6,026
Interest credited to policyholders’ account balances	725	803	1,811	1,609
Interest expense	239	248	486	546
Other expenses	1,320	1,732	3,950	3,533

Total benefits and expenses	5,212	5,727	12,639	11,714

Adjusted operating income before income taxes	1,126	1,127	1,703	2,058
Income taxes, applicable to adjusted operating income	309	282	450	522

Financial Services Businesses after-tax adjusted operating income (1)	817	845	1,253	1,536

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(877)	(486)	(1,543)	(1,164)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	686	(123)	831	(385)
Change in experience-rated contractholder liabilities due to asset value changes	(347)	94	(392)	294
Divested businesses	(24)	10	(56)	(57)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	14	(32)	17	(68)

Total reconciling items, before income taxes	(548)	(537)	(1,143)	(1,380)
Income taxes, not applicable to adjusted operating income	(260)	(245)	(408)	(444)

Total reconciling items, after income taxes	(288)	(292)	(735)	(936)

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	529	553	518	600
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(12)	16	(7)	35

Income from continuing operations attributable to Prudential Financial, Inc.	517	569	511	635
Earnings attributable to noncontrolling interests	17	8	6	32

Income from continuing operations (after-tax) of Financial Services Businesses	534	577	517	667
Income (loss) from discontinued operations, net of taxes	21	(3)	22	(1)

Net income of Financial Services Businesses	555	574	539	666
Less: Income attributable to noncontrolling interests	17	8	6	32

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$538	$566	$533	$634

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Earnings per share of Common Stock (diluted) (2) (3):

Financial Services Businesses after-tax adjusted operating income	$1.88	$1.96	$2.94	$3.52
Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(2.02)	(1.11)	(3.60)	(2.64)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	1.58	(0.28)	1.94	(0.87)
Change in experience-rated contract holder liabilities due to asset value changes	(0.80)	0.22	(0.91)	0.67
Divested businesses	(0.06)	0.02	(0.14)	(0.13)
Difference in earnings allocated to participating unvested share-based payment awards	0.01	—	0.01	0.01

Total reconciling items, before income taxes	(1.29)	(1.15)	(2.70)	(2.96)
Income taxes, not applicable to adjusted operating income	(0.61)	(0.52)	(0.99)	(0.93)

Total reconciling items, after income taxes	(0.68)	(0.63)	(1.71)	(2.03)

Income from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	1.20	1.33	1.23	1.49
Income (loss) from discontinued operations, net of taxes	0.05	(0.01)	0.05	—

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$1.25	$1.32	$1.28	$1.49

Weighted average number of outstanding Common shares (basic)	432.9	431.9	427.5	437.0

Weighted average number of outstanding Common shares (diluted)	434.3	436.5	428.7	441.6

Direct equity adjustment for earnings per share calculation (2)	$11	$14	$22	$26
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation (3)
Financial Services Businesses after-tax adjusted operating income	$10	$5	$14	$9
Income from continuing operations (after-tax) of Financial Services Businesses	$6	$4	$6	$4
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$18,681	$20,541
Per share of Common Stock - diluted	40.20	47.67
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$22,452	$22,321
Per share of Common Stock - diluted	48.32	51.80
Number of diluted shares at end of period	464.7	430.9

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$432	$154	$449	$269
Retirement	99	141	258	265
Asset Management	33	190	32	309

Total U.S. Retirement Solutions and Investment Management Division	564	485	739	843

Individual Life	138	103	178	199
Group Insurance	105	80	198	170

Total U.S. Individual Life and Group Insurance Division	243	183	376	369

International Insurance	465	453	890	866
International Investments	16	26	26	51

Total International Insurance and Investments Division	481	479	916	917

Corporate and Other operations	(162)	(20)	(328)	(71)

Financial Services Businesses adjusted operating income before income taxes	1,126	1,127	1,703	2,058

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(877)	(486)	(1,543)	(1,164)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	686	(123)	831	(385)
Change in experience-rated contract holder liabilities due to asset value changes	(347)	94	(392)	294
Divested businesses	(24)	10	(56)	(57)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	14	(32)	17	(68)

Total reconciling items, before income taxes	(548)	(537)	(1,143)	(1,380)

Income from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$578	$590	$560	$678

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$3,419	$2,764	$5,582	$5,610

Net sales	$2,029	$518	$2,672	$1,138

Total account value at end of period	$68,320	$78,101

Retirement Segment:
Full Service:
Deposits and sales	$3,890	$4,530	$14,379	$9,116

Net additions	$87	$164	$6,345	$817

Total account value at end of period	$110,950	$106,917

Institutional Investment Products:
Gross additions	$2,343	$1,606	$2,970	$3,416

Net additions (withdrawals)	$1,071	$(338)	$(339)	$(230)

Total account value at end of period	$49,475	$51,513

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$163.5	$179.3
Retail customers	70.3	84.6
General account	175.6	175.0

Total Investment Management and Advisory Services	$409.4	$438.9

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$7.7	$10.9	$12.6	$17.2

Net additions, other than money market	$1.2	$6.4	$1.5	$8.4

Retail Assets Under Management (in billions):
Gross additions, other than money market	$4.6	$3.8	$8.1	$7.3

Net additions, other than money market	$1.9	$0.9	$2.1	$1.9

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (4):
Excluding corporate-owned life insurance
Variable life	$5	$10	$9	$21
Universal life	32	22	60	39
Term life	61	52	113	103

Total excluding corporate-owned life insurance	98	84	182	163
Corporate-owned life insurance	—	—	—	—

Total	$98	$84	$182	$163

Group Insurance Annualized New Business Premiums (4):
Group life	$35	$30	$245	$142
Group disability	26	17	160	131

Total	$61	$47	$405	$273

International Insurance and Investments Division:

International Insurance Annualized New Business Premiums (4) (5):
Actual exchange rate basis	$328	$336	$661	$665

Constant exchange rate basis:	$323	$335	$652	$664

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Closed Block Business Data:
Income Statement Data:
Revenues	$825	$1,496	$1,965	$3,167
Benefits and expenses	1,411	1,458	2,521	3,155

Income (loss) from continuing operations before income taxes	(586)	38	(556)	12
Income taxes	(211)	23	(200)	5

Closed Block Business income (loss) from continuing operations	(375)	15	(356)	7
Income from discontinued operations, net of taxes	—	—	—	—

Closed Block Business net income (loss)	(375)	15	(356)	7
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net income (loss) attributable to Prudential Financial, Inc.	$(375)	$15	$(356)	$7

Direct equity adjustment for earnings per share calculation (2)	(11)	(14)	(22)	(26)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income (loss)	$(386)	$1	$(378)	$(19)

Income (loss) from continuing operations per share of Class B Stock	$(193.00)	$0.50	$(189.00)	$(9.50)
Income from discontinued operations, net of taxes per share of Class B Stock	—	—	—	—

Net income (loss) per share of Class B Stock	$(193.00)	$0.50	$(189.00)	$(9.50)

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$(608)	$1,067
Per Share of Class B Stock	(304.00)	533.50
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$883	$1,305
Per Share of Class B Stock	441.50	652.50
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$6,906	$7,703	$15,465	$15,261
Benefits and expenses	6,914	7,075	15,461	14,571

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	(8)	628	4	690
Income tax expense (benefit)	(162)	60	(158)	83

Income from continuing operations before equity in earnings of operating joint ventures	154	568	162	607
Equity in earnings of operating joint ventures, net of taxes	5	24	(1)	67

Income from continuing operations	159	592	161	674
Income (loss) from discontinued operations, net of taxes	21	(3)	22	(1)

Consolidated net income	180	589	183	673
Less: Income attributable to noncontrolling interests	17	8	6	32

Net income attributable to Prudential Financial, Inc.	$163	$581	$177	$641

Net income attributable to Prudential Financial, Inc.:
Financial Services Businesses	$538	$566	$533	$634
Closed Block Business	(375)	15	(356)	7

Consolidated net income attributable to Prudential Financial, Inc.	$163	$581	$177	$641

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$444.7	$474.6
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$409.4	$438.9
Non-proprietary assets under management	89.3	115.3

Total managed by U.S. Retirement Solutions and Investment Management Division	498.7	554.2
Managed by U.S. Individual Life and Group Insurance Division	11.2	14.3
Managed by International Insurance and Investments Division	69.7	69.4

Total assets under management	579.6	637.9
Client assets under administration	106.7	125.0

Total assets under management and administration	$686.3	$762.9

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged, as well as gains and losses on certain investments that are classified as other trading account assets and debt that is carried at fair value.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Under new guidance effective January 1, 2009, U.S. GAAP requires unvested share-based payment awards that contain nonforfeitable rights to dividends to be included as participating securities in the computation of earnings per share pursuant to the two-class method. Under this method, earnings of the Financial Services Businesses are allocated between Common Stock and the participating awards, as if the awards were a second class of stock.

(4)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 106 per U.S. dollar; Korean won 950 per U.S. dollar. U.S. denominated activity is included based on the amounts as transacted in U.S. dollars.